Exhibit 5.1
[Letterhead of Weil, Gotshal & Manges LLP]

767 Fifth Avenue New York, NY 10153-0119 +1 212 310 8000 tel +1 212 310 8007 fax

AK Steel Holding Corporation
AK Steel Corporation
9227 Centre Pointe Drive
West Chester, OH 45069
Dear Ladies and Gentlemen:
We have acted as counsel to AK Steel Corporation, a Delaware corporation (“AK Steel”), and AK Steel Holding Corporation, a Delaware corporation (“Parent” and together with AK Steel, the “Companies”), in connection with the offer and sale by AK Steel of $300,000,000 million aggregate principal amount of 8.375% Senior Notes due 2022 (the “Notes”), pursuant to the Underwriting Agreement, dated as of March 19, 2012 (the “Agreement”), among the Companies and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the several underwriters named therein. AK Steel's obligations under the Notes are fully and unconditionally guaranteed by Parent (the “Guarantee”). The Notes will be issued pursuant to a base indenture dated as of May 11, 2010 (the “Base Indenture”), as supplemented by the Second Supplemental Indenture dated as of March 22, 2012 (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”), each among the Companies and U.S. Bank National Association, as trustee (the “Trustee”).
In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Registration Statement on Form S-3 (File No. 333-166303), filed by the Companies on April 26, 2010 (the “Registration Statement”); (ii) the prospectus, dated April 26, 2010 (the “Base Prospectus”), which forms a part of the Registration Statement; (iii) the prospectus supplement, dated March 19, 2012 (the “Prospectus Supplement”); (iv) the Indenture (including the Guarantee contained therein); (v) the Notes; and (vi) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of each of the Companies, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. We refer to the Base Prospectus as supplemented by the Prospectus Supplement as the “Prospectus.”
In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion

AK Steel Holding Corporation
March 22, 2012

that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of each of the Companies.
Based on and subject to the foregoing we are of the opinion that:
1.The Notes have been duly and validly authorized, executed and delivered by AK Steel and, when authenticated by the Trustee, will constitute valid and binding obligations of AK Steel, enforceable against it in accordance with their terms.
2.The Guarantee has been duly and validly authorized, executed and delivered by Parent and, upon authentication of the Notes by the Trustee, will constitute a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.

The opinions expressed above with respect to validity, binding effect and enforceability are subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
The opinions expressed herein are limited to the laws of the State of New York and the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.
We hereby consent to the incorporation by reference of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus.
Very truly yours,
/s/ Weil, Gotshal & Manges LLP